EXHIBIT 99.1

KINGOLD JEWELRY REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2014

Company to Hold Conference Call on Thursday, May 15, 2014, at 5:30 PM ET

Company Reiterates 2014 Guidance of Between 60 metric tons and 70 metric tons of Gold Processed During 2014

WUHAN CITY, China, May 15, 2014 - Kingold Jewelry, Inc. ("Kingold" or "the Company") (NASDAQ: KGJI), one of China's leading manufacturers and designers of high quality 24-karat gold jewelry, ornaments and investment-oriented products, today announced its financial results for the first quarter ended March 31, 2014.

2014 First Quarter Financial Highlights (all results are compared to prior year period)

•	Net sales increased 38.9% to $307.5 million
•	Processed a total of 14.5 metric tons of 24-karat gold products, an increase of 67.8% compared to 8.64 metric tons
•	Net income attributable to common stockholders increased to $16.1 million, or $0.24 per share, from $3.0 million, or $0.05 per share
•	Book value per diluted share of $3.47

Mr. ZhiHong Jia, Chairman and CEO of the Company, commented, “We are pleased to have achieved solid operating results during the first quarter of 2014, which was a result of our expanded production. We also reported considerable growth in gross profit as a result of purchasing larger quantities of gold at lower market prices into inventory at year end 2013 and at the beginning of 2014. We are proud that one of Kingold’s original designs, “Buddha Gold Coin,” was a popular and a hit during the 2014 Chinese New Year sales season. We expect to create and design additional new gold products to meet Chinese market demand and its consumer culture. We anticipate that these efforts will continue to increase our sales volume as well as expand Kingold’s brand name. We are very pleased with our operating performance during the period and remain optimistic for the remainder of 2014.”

Chairman Jia continued, “We are also moving forward in our other growth projects, including the development of the Kingold Jewelry International Industry Park in Wuhan. We believe this site in Wuhan provides a significant opportunity for upside potential as we move forward toward anticipated completion in mid-2015. We have continued to carefully monitor our expenses in this development and expect to provide additional information throughout the year for investors.”

2014 First Quarter Operational Review

•	In the first quarter of 2014, Kingold processed approximately 14.5 metric tons of 24-karat gold products, an increase of 67.8% over the 8.6 metric tons processed in the first quarter of 2013.
•	During the first quarter of 2014, the Company increased the volume of higher margin customized production, and was successful in selling customized gold coins by piece instead of by weight.
•	In March, Kingold signed a joint venture agreement with Kuwait Support Services Company W.L.L. ("KSS"), which served as the start of the Company’s international expansion plan aimed at marketing the Company’s gold products to distributors in the Middle East. The two companies participated in the 11th International Gold & Jewelry Exhibition held in Kuwait in April 2014, where Kingold’s products were well received by distributors in attendance. The Company is working on new designs targeting these customers.

Kingold Jewelry, Inc.	Page 2
May 15, 2014

Metric Tons of Gold Processed
	Three Months Ended:
	March 31, 2014		March 31, 2013
Branded*	7.9	54.5%	4.6	53.6%
Customized**	6.6	45.5%	4.0	46.4%
Total	14.5	100%	8.6	100%

* Branded Production: The Company purchases gold from the Shanghai Gold Exchange to produce branded products.

** Customized Production: Clients who purchase customized products supply gold to the Company for processing.

2014 First Quarter Financial Review

Revenues

Net sales for the three months ended March 31, 2014, increased by 38.9% to $307.5 million from $221.4 million for the same period in 2013. The increase was primarily due to expanded production to 14.5 metric tons for the three months ended March 31, 2014 from 8.6 metric tons for the same period in 2013.

Gross Profit

Gross profit for the three months ended March 31, 2014, increased to $27.9 million, an increase of 392.8%, from $5.7 million for the same period in 2013.

Gross Margin

The Company’s gross margin was 9.1% for the three months ended March 31, 2014, compared to 2.6% in the prior year period. The increase was primarily due to the Company’ purchase of large quantities of gold inventory at year end 2013 and beginning of 2014 at low market prices, resulting in much lower cost of production during the first quarter. Gold prices increased from $1,202 per ounce on December 31, 2013 to as high as $1,379 per ounce on March 14, 2014. The gross margin in the future quarters is not likely to be this high and may well return to the level of past quarters. The Company also increased volume of higher margin customized production. Plus, the Company had $2.8 million write-down of inventory during the first quarter of 2013.

Net Income

Net income for the three months ended March 31, 2014 was $16.1 million, or $0.24 based on 66.6 million weighted average diluted shares outstanding, compared to net income of $3.0 million, or $0.05 per diluted share based on 61.2 million diluted shares outstanding, in the prior-year period.

Balance Sheet and Cash Flow

(in millions except for percentages)	3/31/2014	12/31/2013	% Change
Cash	$7.5	2.3	226.0%
Restricted Cash	25.4	12.7	100.0%
Inventories (gold)	217.9	174.4	24.9%
Working Capital	211.9	199.8	6.1%
Stockholders’ Equity	231.0	214.9	7.5%

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May 15, 2014

Kingold's net cash from operating activities can fluctuate significantly due to changes in inventories (principally gold). Other factors that may vary significantly include accounts payable, purchases of gold and income taxes. The Company expects the net cash that it generates from operating activities to continue to fluctuate as its inventories, receivables, accounts payables and the other factors described above change with increased production and the purchase of larger quantities of raw materials (gold).

Outlook for 2014

Based on its existing resources and capacity (which includes the Company's recent proceeds from its previously announced financing and gold lease agreements), the Company reiterates its gold processed will be between 60 metric tons and 70 metric tons during 2014.

Management Change

Kingold also announced that it recently appointed Mr. Jun Wang as General Manager of the Company, effective as of May 1, 2014. Mr. Wang possesses 11 years of working experience within the gold jewelry industry. He has worked at Wuhan Kingold since 2003 as a gold investment analyst, and has successively served as the manager of the purchase department, the manager of the investment department, the assistant general manager and as the vice general manager of Wuhan Kingold. Mr. Wang will succeed Mr. Bin Zhao as General Manager. Mr. Zhao, who has served as the General Manager since 2008, has agreed to stay on in an advisory role in connection with the transition.

Conference Call Details

Kingold also announced that it will discuss financial results in a conference call on Thursday, May 15, 2014, at 5:30 PM ET.

The dial-in numbers are:

Live Participant Dial In (Toll Free):	877-407-9038
Live Participant Dial In (International):	201-493-6742

The conference call will also be webcast live. To listen to the call, please go to the Investor Relations section of Kingold's website at www.kingoldjewelry.com, or click on the following link:  http://kingoldjewelry.equisolvewebcast.com/q1-2014. The Company will also have an accompanying slide presentation available in PDF format on its homepage prior to the conference call.

About Kingold Jewelry, Inc.

Kingold Jewelry, Inc. (NASDAQ: KGJI), centrally located in Wuhan City, one of China's largest cities, was founded in 2002 and today is one of China's leading designers and manufacturers of 24-karat gold jewelry, ornaments, and investment-oriented products. The Company sells both directly to retailers as well as through major distributors across China. Kingold has received numerous industry awards and has been a member of the Shanghai Gold Exchange since 2003. For more information, please visit www.kingoldjewelry.com.

Business Risks and Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These include statements regarding Kingold’s ability to continue to meet Chinese market demand and consumer culture, and the effects on sales volume, as well as statements regarding the development of the Kingold Jewelry International Industry Park, about the joint venture in the Middle East and Kingold’s outlook for 2014. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Forward-looking statements are subject to a number of risks, including those contained in Kingold's SEC filings available at www.sec.gov, including Kingold's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Kingold undertakes no obligation to update or revise any forward-looking statements for any reason.

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May 15, 2014

Company Contact
Kingold Jewelry, Inc.
Bin Liu, CFO
Phone: +1-847-660-3498 (US) / +86-27-6569-4977 (China)

bl@kingoldjewelry.com

INVESTOR RELATIONS
The Equity Group Inc.
Katherine Yao, Associate
+86 10-6587-6435
kyao@equityny.com

Adam Prior, Senior Vice President
(212) 836-9606
aprior@equityny.com

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May 15, 2014

KINGOLD JEWELRY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(IN US DOLLARS)

(UNAUDITED)

	For the three months ended March 31,
	2014	2013

NET SALES	$307,453,098	$221,408,122

COST OF SALES
Cost of sales	(279,293,247)	(215,457,306)
Depreciation	(308,279)	(299,082)
Total cost of sales	(279,601,526)	(215,756,388)

GROSS PROFIT	27,851,572	5,651,734

OPERATING EXPENSES
Selling, general and administrative expenses	2,565,176	1,123,870
Stock compensation expenses	612,995	247,958
Depreciation	31,108	36,835
Amortization	3,089	3,009
Total Operating Expenses	3,212,368	1,411,672

INCOME FROM OPERATIONS	24,639,204	4,240,062

OTHER EXPENSE
Interest expense	(1,761,883)	(94,509)
Total Other Expense	(1,761,883)	(94,509)

INCOME FROM OPERATIONS BEFORE TAXES	22,877,321	4,145,553

INCOME TAX PROVISION (BENEFIT)
Current	6,489,043	1,818,903
Deferred	275,634	(706,980)
TOTAL INCOME TAX PROVISION	6,764,677	1,111,923

NET INCOME	$16,112,644	$3,033,630

OTHER COMPREHENSIVE INCOME (LOSS)
Total foreign currency translation gains (loss)	$(1,989,671)	$962,540

COMPREHENSIVE INCOME	$14,122,973	$3,996,170

Earnings per share
Basic	$0.24	$0.05
Diluted	$0.24	$0.05
Weighted average number of shares
Basic	65,807,394	60,818,892
Diluted	66,617,212	61,165,502

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KINGOLD JEWELRY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN US DOLLARS)

(UNAUDITED)

	March 31,	December 31,
	2014	2013
ASSETS

CURRENT ASSETS
Cash	$7,505,439	$2,284,930
Restricted cash	25,357,305	12,668,749
Accounts receivable	58,372	532,386
Inventories	217,931,053	174,433,501
Other current assets and prepaid expenses	2,003,847	8,252,387
Due from related party	-	52,354,308
Value added tax recoverable	7,786,331	6,220,866
Deferred income tax assets	-	275,882
Total Current Assets	260,642,347	257,023,009

PROPERTY AND EQUIPMENT, NET	10,331,053	10,686,947

OTHER ASSETS
Deposit on land use right	40,563,344	32,721,442
Other assets	156,639	157,946
Land use right	499,854	507,117
Total Other Assets	41,219,837	33,386,505
TOTAL ASSETS	$312,193,237	$301,096,461

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Short term loans	$39,021,937	$49,572,985
Other payables and accrued expenses	3,309,033	3,499,717
Income tax payable	6,441,137	3,269,908
Other taxes payable	-	848,739
Total Current Liabilities	48,772,107	57,191,349

Long term loans	32,426,337	29,004,287
TOTAL LIABILITIES	81,198,444	86,195,636

COMMITMENTS AND CONTINGENCIES

EQUITY
Preferred stock, $0.001 par value, 500,000 shares authorized, none issued or outstanding as of March 31, 2014 and December 31, 2013	-	-
Common stock $0.001 par value, 100,000,000 shares authorized, 65,953,462 and 64,953,462 shares issued and outstanding as of March 31, 2014 and December 31, 2013	65,953	64,953
Additional paid-in capital	78,817,200	76,847,205
Retained earnings
Unappropriated	137,059,019	120,946,375
Appropriated	967,543	967,543
Accumulated other comprehensive income	14,085,078	16,074,749
Total Stockholders' Equity	230,994,793	214,900,825
TOTAL LIABILITIES AND EQUITY	$312,193,237	$301,096,461

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KINGOLD JEWELRY, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(IN US DOLLARS)

(UNAUDITED)

	For the three months ended March 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$16,112,644	$3,033,630
Adjusted to reconcile net income to cash used in operating activities:
Depreciation	339,387	335,917
Amortization of intangible assets	3,089	3,009
Share based compensation	612,995	247,958
Inventory valuation allowance	-	2,827,921
Deferred tax provision (benefit)	275,634	(706,980)
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	473,101	606,085
Inventories	(45,275,221)	3,643,980
Other current assets and prepaid expenses	8,147,809	(881,611)
Value added tax recoverable	(1,628,968)	323,264
Increase (decrease) in:
Other payables and accrued expenses	(263,291)	(593,874)
Income tax payable	3,222,075	(779,983)
Other taxes payable	(847,976)	(493,734)
Net cash provided by (used in) operating activities	(18,828,723)	7,565,582

CASH FLOWS FROM INVESTING ACTIVITIES
Cash deposit for land use right	(8,173,006)	-
Purchase of property and equipment	(69,937)	(20,409)
Net cash used in investing activities	(8,242,943)	(20,409)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank loans-short term	7,764,356	-
Repayments of bank loans-short term	(17,980,614)	-
Proceeds from long term loan	3,689,295	-
Restricted cash	(12,888,539)	(2,514,965)
Proceeds from related party loan	64,901,350	90,048
Repayments of related party loan	(12,980,270)	-
Net proceeds from stock issuance in public offering		12,522,000
Net cash provided by financing activities	32,505,578	10,097,083

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(213,403)	85,756

NET INCREASE IN CASH AND CASH EQUIVALENTS	5,220,509	17,728,012

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,284,930	2,544,114

CASH AND CASH EQUIVALENTS, END OF PERIOD	$7,505,439	$20,272,126

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for interest expense	$4,345,677	$1,553,103
Cash paid for income tax	$3,266,968	$2,598,886